APPENDIX A



                   AUDIT COMMITTEE CHARTER



  Organization

  This charter governs the operations of the Audit Committee established by the VSE Corporation Board of Directors. The Committee will review and reassess the charter at least annually and will obtain the approval of the Board whenever changes are made or proposed. The Committee will be appointed by the Board and will comprise three or more directors, three of whom are independent of VSE management. Members of the Committee will be considered independent if they have no relationship with VSE or with VSE management that may interfere with the exercise of their independent judgment and discretion. All Committee members will be financially literate or will become financially literate within a reasonable period of time after appointment to the Committee. At least one member will have accounting or related financial management expertise.

  Statement of Policy

  The Audit Committee will provide assistance to the Board in fulfilling the Board's oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to VSE's financial statements, the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, and the annual independent audit of VSE's financial statements. In so doing, it shall be the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditor, and management of VSE. In discharging its oversight role, the Committee is empowered to investigate any matter within its charter, with full access to all books, records, facilities, and personnel of VSE, and with the power to retain outside counsel or other experts for this purpose.

  Responsibilities and Processes

  The primary responsibility of the Audit Committee is to oversee VSE's financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, to react to changing conditions and circumstances. The Committee should take the appropriate actions to assist management in setting the overall corporate tone for quality financial reporting, sound business risk practices, and ethical behavior.

  The following will be the principal processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

      The Committee will have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and to the Audit Committee, as representatives of VSE's shareholders. Subject to ratification by the Board, the Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors.
      The Committee will discuss with the auditors their independence from management and VSE and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Committee will review and recommend to the Board the selection of VSE's independent auditors, subject to shareholders' approval.

      The Committee will discuss with the internal auditor and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Committee will discuss with management, the internal auditor, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including VSE's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Committee will meet separately with the internal auditor and the independent auditors, with and without management present, to discuss the results of their examinations.

      The Committee will review the interim financial statements with manage-ment and the independent auditors prior to the filing of VSE's Quarterly Report on Form 10-Q. Also, the Committee will discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purpose of this review.

      The Committee will review with management and the independent auditors the financial statements to be included in VSE's Annual Report on Form 10-K, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee will discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

      The Committee will prepare a report for inclusion in VSE's annual Proxy Statement that describes the Committee's composition and responsibilities and how its responsibilities were discharged during the prior year.
      The Audit Committee Charter will be published as an appendix to VSE's annual Proxy Statement not less than once every three years or whenever a substantive change to the charter is adopted.